UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2026

BJ’S RESTAURANTS, INC. (Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	0-21423 (Commission File Number)	33-0485615 (IRS Employer Identification No.)

7755 Center Avenue Suite 300 Huntington Beach, California (Address of principal executive offices)	92647 (Zip Code)

Registrant's telephone number, including area code: (714) 500-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, No Par Value	BJRI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 10, 2026, BJ’s Restaurants, Inc. (the “Company”) announced the appointment of Ashley A. Van as the Company’s Senior Vice President and Principal Accounting Officer effective May 11, 2026.

Ms. Van has served as the Senior Vice President of Accounting at Reformation, a sustainable women’s clothing and accessory company, since September 2025. Prior to that, she served as the Vice President and Controller at Sweetgreen (NYSE: SG), a fast casual restaurant brand, from 2021 to 2025, and as Senior Director of Treasury and SEC Reporting at El Pollo Loco (Nasdaq: LOCO), a Mexican style fast food chain, from 2016 to 2021. Ms. Van has also held roles at various public Companies, such as James Hardie Industries plc (ASX: JHX) and Cotality (formerly CoreLogic (NYSE:CLGX)). Ms. Van is a certified public accountant, who began her career at PricewaterhouseCoopers, LLP.

On April 7, 2026, the Company entered into a letter agreement with Ms. Van pursuant to which she was appointed as the Company’s Senior Vice President and Principal Accounting Officer effective May 11, 2026 (the “Letter Agreement”). The following is a brief summary of the material terms of the Letter Agreement, which is qualified in its entirety by the terms of the Letter Agreement, which is attached hereto and incorporated herein as Exhibit 10.1.

Base Salary. Base salary shall be $340,000 per year.

Bonus Opportunity. Annual Bonus opportunity target shall be no less than 55% of Ms. Van’s base salary with a current multiplier of 75% to 125% of the bonus opportunity based on individual impact and performance.

Signing Bonus and Initial Equity Grant. Ms. Van will receive a $50,000 signing bonus following her start date as an employee of the Company, of which $25,000 will be paid 30 days after start of employment and $25,000 will be paid after one year of service. In addition, subject to approval by the Compensation Committee of the Board, Ms. Van will receive an initial equity grant having a grant date fair market value of $300,000 (the “New Hire Grant”). The New Hire Grant will vest in three annual installments beginning on July 15, 2027, and will be divided equally between restricted stock units and non-qualified stock options.

Annual Equity Grants. Equity grants will be made at the discretion of the Board of Directors under the Company’s 2024 Equity Incentive Plan, as amended (together with any successor or replacement equity incentive plans, the “Plan”). The Company agreed that Ms. Van’s annual long-term equity incentive grant for 2027 will have a grant date fair market target value of $180,000 and will consist of a combination of performance units, restricted stock units and/or non-qualified stock options.

Termination; With or Without Cause. The Company may terminate Ms. Van’s employment at any time. In the event of termination by the Company without cause (for reasons other than her death or disability) or resignation by Ms. Van for Good Reason (which includes the Company’s failure to cure its material breach of the Letter Agreement), on or after the Effective Date, Ms. Van will be eligible to receive a severance payment of six (6) months, plus an additional month for every year of service up to twelve (12) months of her then current base salary, and unless and until she is covered under another group health insurance plan, continuation of health insurance coverage, the Company will also pay Ms. Van an amount equivalent to the employer portion of her COBRA payments for the severance period.

The description of the Letter Agreement in this Item 5.02 is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Effective May 11, 2026, J. Todd Wilson, the Company’s Chief Financial Officer and Principal Financial Officer, will cease to serve as the Company’s Principal Accounting Officer.

Item 9.01 Exhibits

Exhibit No.	Description

10.1	Offer Letter, dated April 7, 2026, between Ashley Van and the Company
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 10, 2026	BJ’S RESTAURANTS, INC. (Registrant)

By: /s/ LYLE D. TICK Lyle D. Tick, Chief Executive Officer, President and Director (Principal Executive Officer)